RBC Capital Markets®	Filed Pursuant to Rule 433 Registration Statement No. 333-208507

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated January 5, 2017
Pricing Supplement Dated January __, 2017 to the Product Prospectus Supplement No. TP-1, the Prospectus Supplement and the Prospectus, Each Dated January 8, 2016
$ Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds, Due January 24, 2020 Royal Bank of Canada

Royal Bank of Canada is offering Auto-Callable Contingent Coupon Barrier Notes (the “Notes”) linked to the lesser performing of the shares of three exchange-traded funds (each, a “Reference Stock” and collectively, the “Reference Stocks”). The Notes offered are senior unsecured obligations of Royal Bank of Canada, will pay a quarterly Contingent Coupon at the rate and under the circumstances specified below, and will have the terms described in the documents described above, as supplemented or modified by this terms supplement. The Notes will not be listed on any securities exchange.
Reference Stocks	Initial Stock Prices*	Coupon Barriers and Trigger Prices
Energy Select Sector SPDR® Fund (“XLE”)		65% of its Initial Stock Price
Financial Select Sector SPDR® Fund (“XLF”)		65% of its Initial Stock Price
Health Care Select Sector SPDR® Fund (“XLV”)		65% of its Initial Stock Price
* For each Reference Stock, the Initial Stock Price will be its closing price on the Trade Date.
The Notes do not guarantee any return of principal at maturity. Any payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page PS-5 of the product prospectus supplement dated January 8, 2016, on page S-1 of the prospectus supplement dated January 8, 2016, and “Selected Risk Considerations” beginning on page P-7 of this terms supplement.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Issuer:	Royal Bank of Canada	Listing:	None
Trade Date:	January 20, 2017	Principal Amount:	$1,000 per Note
Issue Date:	January 25, 2017	Maturity Date:	January 24, 2020
Coupon Observation Dates:	Quarterly, as set forth below.	Coupon Payment Dates:	Quarterly, as set forth below
Valuation Date:	January 21, 2020	Contingent Coupon Rate:	8.40% to 9.40% per annum (to be determined on the Trade Date).
Contingent Coupon:
If the closing price of each Reference Stock is greater than or equal to its Coupon Barrier on the applicable Coupon Observation Date, we will pay the Contingent Coupon applicable to the corresponding Coupon Observation Date. You may not receive any Contingent Coupons during the term of the Notes.

Payment at Maturity (if held to maturity):
If the Notes are not called, we will pay you at maturity an amount based on the Final Stock Price of the Lesser Performing Reference Stock:
For each $1,000 in principal amount, $1,000 plus the Contingent Coupon at maturity, unless the Final Stock Price of the Lesser Performing Reference Stock is less than its Trigger Price.
If the Final Stock Price of the Lesser Performing Reference Stock is less than its Trigger Price, then the investor will receive at maturity, for each $1,000 in principal amount, a cash payment equal to:
$1,000 + ($1,000 x Reference Stock Return of the Lesser Performing Reference Stock)
Investors could lose some or all of the value of their initial investment if there has been a decline in the trading price of the Lesser Performing Reference Stock.

Lesser Performing Reference Stock:	The Reference Stock with the largest percentage decrease (or the smallest percentage increase, if none decrease) between its Initial Stock Price and its Final Stock Price.
Call Feature:
If the closing price of each Reference Stock is greater than or equal to its Initial Stock Price on any Call Observation Date, the Notes will be automatically called for 100% of their principal amount, plus the Contingent Coupon applicable to the corresponding Coupon Observation Date.

Call Observation Dates:	Quarterly, starting on January 22, 2018, as set forth below.
Call Settlement Dates:	Quarterly, as set forth below
Final Stock Price:	For each Reference Stock, its closing price on the Valuation Date.
CUSIP:	78012KYN1
Dividend Equivalent Payments:
Non-U.S. holders will not be subject to withholding on dividend equivalent payments under Section 871(m) of the U.S. Internal Revenue Code. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

	Per Note	Total
Price to public(1)	100%	$
Underwriting discounts and commissions(1)	2.25%	$
Proceeds to Royal Bank of Canada	97.75%	$
The initial estimated value of the Notes as of the date of this terms supplement is $959.60 per $1,000 in principal amount, which is less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Trade Date, which will not be less than $939.60 per $1,000 in principal amount. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.
If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $22.50 per $1,000 in principal amount of the Notes and would use a portion of that commission to allow selling concessions to other dealers of up to approximately $22.50 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-18 below.
(1)Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their underwriting discount or selling concessions.  The public offering price for investors purchasing the Notes in these accounts may be between $977.50 and $1,000 per $1,000 in principal amount.
We may use this terms supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing Three Exchange Traded Funds, Due January 24, 2020
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

General:	This terms supplement relates to an offering of Auto-Callable Contingent Coupon Barrier Notes (the “Notes”) linked to the lesser performing of three exchange traded funds (the “Reference Stocks”).
Issuer:	Royal Bank of Canada (“Royal Bank”)
Issue:	Senior Global Medium-Term Notes, Series G
Trade Date:	January 20, 2017
Issue Date:	January 25, 2017
Term:	Approximately three (3) years
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.
Designated Currency:	U.S. Dollars
Contingent Coupon:
We will pay you a Contingent Coupon during the term of the Notes, periodically in arrears on each Coupon Payment Date, under the conditions described below:
•      If the closing price of each Reference Stock is greater than or equal to its Coupon Barrier on the applicable Coupon Observation Date, we will pay the Contingent Coupon applicable to that Coupon Observation Date.
•      If the closing price of any of the Reference Stocks is less than its Coupon Barrier on the applicable Coupon Observation Date, we will not pay you the Contingent Coupon applicable to that Coupon Observation Date.
You may not receive a Contingent Coupon for one or more quarterly periods during the term of the Notes.

Contingent Coupon Rate:	8.40% to 9.40% per annum (2.10% to 2.35% per quarter), to be determined on the Trade Date.
Coupon Observation Dates:
Quarterly on April 20, 2017, July 20, 2017, October 20, 2017, January 22, 2018, April 20, 2018, July 20, 2018, October 22, 2018, January 22, 2019, April 22, 2019, July 22, 2019, October 21, 2019 and the Valuation Date.

Coupon Payment Dates:
The Contingent Coupon, if applicable, will be paid on April 25, 2017, July 25, 2017, October 25, 2017, January 25, 2018, April 25, 2018, July 25, 2018, October 25, 2018, January 25, 2019, April 25, 2019, July 25, 2019, October 24, 2019 and the Maturity Date.

Call Feature:	If, on any Call Observation Date, the closing price of each Reference Stock is greater than or equal to its Initial Stock Price, then the Notes will be automatically called.
Payment if Called:
If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on that Call Settlement Date.

Call Observation Dates:	Quarterly on January 22, 2018, April 20, 2018, July 20, 2018, October 22, 2018, January 22, 2019, April 22, 2019, July 22, 2019, October 21, 2019 and the Valuation Date.
Call Settlement Dates:	Quarterly on January 25, 2018, April 25, 2018, July 25, 2018, October 25, 2018, January 25, 2019, April 25, 2019, July 25, 2019, October 24, 2019 and the Maturity Date.
Valuation Date:	January 21, 2020
Maturity Date:	January 24, 2020
Initial Stock Price:	For each Reference Stock, its closing price on the Trade Date.
Final Stock Price:	For each Reference Stock, its closing price on the Valuation Date.

P- 2	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing Three Exchange Traded Funds, Due January 24, 2020
Trigger Price and Coupon Barrier:	For each Reference Stock, 65% of its Initial Stock Price.
Payment at Maturity (if held to maturity):
If the Notes are not called, we will pay you at maturity an amount based on the Final Stock Price of the Lesser Performing Reference Stock:
•      If the Final Stock Price of the Lesser Performing Reference Stock is greater than or equal to its Trigger Price, we will pay you a cash payment equal to the principal amount plus the Contingent Coupon otherwise due on the Maturity Date.
•      If the Final Stock Price of the Lesser Performing Reference Stock is less than its Trigger Price, you will receive at maturity, for each $1,000 in principal amount, a cash payment equal to:
$1,000 + ($1,000 x Reference Stock Return of the Lesser Performing Reference Stock)
The amount of cash that you receive will be less than your principal amount, if anything, resulting in a loss that is proportionate to the decline of the Lesser Performing Reference Stock from the Trade Date to the Valuation Date. Investors in the Notes could lose some or all of their investment if there has been a decline in the trading price of the Lesser Performing Reference Stock below its Trigger Price.

Lesser Performing Reference Stock:	The Reference Stock with the largest percentage decrease (or the smallest percentage increase, if none decrease) between its Initial Stock Price and its Final Stock Price.
Reference Stock Return:	With respect to each Reference Stock: Final Stock Price – Initial Stock Price Initial Stock Price
Stock Settlement:	Not applicable. Payments on the Notes will be made solely in cash.
Market Disruption Events:
The occurrence of a market disruption event (or a non-trading day) as to any of the Reference Stocks will result in the postponement of a Coupon Observation Date, Call Observation Date or the Valuation Date as to that Reference Stock, as described in the product prospectus supplement, but not to any non-affected Reference Stock.

Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a callable pre-paid cash-settled contingent income-bearing derivative contract linked to the Reference Stocks for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated January 8, 2016 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the Issue Date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.
Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 8, 2016).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on the cover page and pages P-2 and P-3 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement.

P- 3	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing Three Exchange Traded Funds, Due January 24, 2020
ADDITIONAL TERMS OF YOUR NOTES
You should read this terms supplement together with the prospectus dated January 8, 2016, as supplemented by the prospectus supplement dated January 8, 2016 and the product prospectus supplement dated January 8, 2016, relating to our Senior Global Medium-Term Notes, Series G, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this terms supplement carefully.
This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 8, 2016 and in the product prospectus supplement dated January 8, 2016, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm
Prospectus Supplement dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm
Product Prospectus Supplement dated January 8, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000114036116047446/form424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this terms supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009.

P- 4	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing Three Exchange Traded Funds, Due January 24, 2020
HYPOTHETICAL EXAMPLES
The table set out below is included for illustration purposes only. The table illustrates the Payment at Maturity of the Notes (including the final Contingent Coupon, if payable) for a hypothetical range of performance for the Lesser Performing Reference Stock, assuming the following terms and that the Notes are not automatically called prior to maturity:
Hypothetical Initial Stock Price:	$100.00*
Hypothetical Trigger Price and Coupon Barrier:	$65.00, which is 65.00% of the hypothetical Initial Stock Price
Hypothetical Contingent Coupon Rate:	8.90% per annum (or 2.225% per quarter), which is the midpoint of the Contingent Coupon Rate range of [8.40%-9.40%] per annum (to be determined on the Trade Date).
Hypothetical Contingent Coupon Amount:	$22.25 per quarter
Observation Dates:	Quarterly
Principal Amount:	$1,000 per Note
* The hypothetical Initial Stock Price of $100 used in the examples below has been chosen for illustrative purposes only and does not represent the expected actual Initial Stock Price of any Reference Stock. The actual Initial Stock Prices will be set forth on the cover page of the final pricing supplement relating to the Notes. We make no representation or warranty as to which of the Reference Stocks will be the Lesser Performing Reference Stock. It is possible that the Final Stock Price of each Reference Stock will be less than its Initial Stock Price.
Hypothetical Final Stock Prices are shown in the first column on the left. The second column shows the Payment at Maturity for a range of Final Stock Prices on the Valuation Date. The third column shows the amount of cash to be paid on the Notes per $1,000 in principal amount. If the Notes are called prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the applicable interest payment date, for each $1,000 principal amount, $1,000 plus the Contingent Coupon otherwise due on the Notes.
Hypothetical Final Stock Price of the Lesser Performing Reference Stock	Payment at Maturity as Percentage of Principal Amount	Cash Payment Amount per $1,000 in Principal Amount
$130.00	100.00%	$1,022.50*
$120.00	100.00%	$1,022.50*
$110.00	100.00%	$1,022.50*
$100.00	100.00%	$1,022.50*
$80.00	100.00%	$1,022.50*
$70.00	100.00%	$1,022.50*
$65.00	100.00%	$1,022.50*
$64.99	64.99%	$649.90
$50.00	50.00%	$500.00
$40.00	40.00%	$400.00
$25.00	25.00%	$250.00
$0.00	0.00%	$0.00
*Including the final Contingent Coupon.

P- 5	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing Three Exchange Traded Funds, Due January 24, 2020
Hypothetical Examples of Amounts Payable at Maturity
The following hypothetical examples illustrate how the total returns set forth in the table above are calculated, assuming the Notes have not been called.
Example 1: The price of the Lesser Performing Reference Stock increases by 25% from the Initial Stock Price of $100.00 to the Final Stock Price of $125.00. Because the price of the Lesser Performing Reference Stock is greater than the Trigger Price of $65.00, the investor receives at maturity, in addition to the Contingent Coupon of $22.50 otherwise due on the Notes, a cash payment of $1,000 per Note, despite the 25% appreciation in the price of the Lesser Performing Reference Stock.
Example 2: The price of the Lesser Performing Reference Stock decreases by 15% from the Initial Stock Price of $100.00 to the Final Stock Price of $85.00. Because the price of the Lesser Performing Reference Stock is greater than the Trigger Price of $65.00, the investor receives at maturity, in addition to the Contingent Coupon of $22.50 otherwise due on the Notes, a cash payment of $1,000 per Note, despite the 15% decline in the price of the Lesser Performing Reference Stock.
Example 3: The price of the Lesser Performing Reference Stock is $50.00 on the Valuation Date, which is less than the Trigger Price of $65.00. Because the price of the Lesser Performing Reference Stock is less than the Trigger Price of $65.00, the final Contingent Coupon will not be payable on the Maturity Date, and we will pay only $500.00 for each $1,000 in the principal amount of the Notes, calculated as follows:
Principal Amount + (Principal Amount x Reference Stock Return of the Lesser Performing Reference Stock)
= $1,000 + ($1,000 x -50.00%) = $1,000 - $500.00 = $500.00
* * *
The Payments at Maturity shown above are entirely hypothetical; they are based on prices of the Reference Stocks that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in the securities included in any Reference Stock.

P- 6	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing Three Exchange Traded Funds, Due January 24, 2020
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Stocks. These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
•
Principal at Risk — Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the trading price of the Lesser Performing Reference Stock between the Trade Date and the Valuation Date. If the Notes are not automatically called and the Final Stock Price of the Lesser Performing Reference Stock on the Valuation Date is less than its Trigger Price, the amount of cash that you receive at maturity will represent a loss of your principal that is proportionate to the decline in the closing price of the Lesser Performing Reference Stock from the Trade Date to the Valuation Date. Any Contingent Coupons received on the Notes prior to the Maturity Date may not be sufficient to compensate for any such loss.

•
The Notes Are Subject to an Automatic Call — If on any Call Observation Date, the closing price of each Reference Stock is greater than or equal to its Initial Stock Price, then the Notes will be automatically called. If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 in principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on the applicable Call Settlement Date. You will not receive any Contingent Coupons after the Call Settlement Date. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes would have been if they had not been called.

•
You May Not Receive Any Contingent Coupons — We will not necessarily make any coupon payments on the Notes. If the closing price of any of the Reference Stocks on a Coupon Observation Date is less than its Coupon Barrier, we will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If the closing price of any of the Reference Stocks is less than its Coupon Barrier on each of the Coupon Observation Dates and on the Valuation Date, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes. Accordingly, if we do not pay the Contingent Coupon on the Maturity Date, you will also incur a loss of principal, because the Final Stock Price of the Lesser Performing Reference Stock will be less than its Trigger Price.

•
The Notes Are Linked to the Lesser Performing Reference Stock, Even if the Other Reference Stocks Perform Better — If any of the Reference Stocks has a Final Stock Price that is less than its Trigger Price, your return will be linked to the lesser performing of the three Reference Stocks. Even if the Final Stock Prices of the other Reference Stocks have increased compared to their respective Initial Stock Prices, or have experienced a decrease that is less than that of the Lesser Performing Reference Stock, your return will only be determined by reference to the performance of the Lesser Performing Reference Stock, regardless of the performance of the other Reference Stocks.

•
Your Payment on the Notes Will Be Determined by Reference to Each Reference Stock Individually, Not to a Basket, and the Payment at Maturity Will Be Based on the Performance of the Lesser Performing Reference Stock — The Payment at Maturity will be determined only by reference to the performance of the Lesser Performing Reference Stock, regardless of the performance of the other Reference Stocks. The Notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, the depreciation of one basket component could be mitigated by the appreciation of the other basket components, as scaled by the weighting of that basket component. However, in the case of the Notes, the individual performance of any of the Reference Stocks would not be combined, and the depreciation of one Reference Stock would not be mitigated by any appreciation of the other Reference Stocks. Instead, your return will depend solely on the Final Stock Price of the Lesser Performing Reference Stock.

•
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the Reference Stocks. In addition, the total return on the Notes will vary based on the number of Coupon Observation Dates and Call Observation Dates on which the Contingent Coupon becomes payable prior to maturity or an automatic call. Further, if the Notes are called due to the Call Feature, you will not receive any Contingent Coupons or any other payment in respect of any Coupon Observation Dates after the applicable Call Settlement Date. Since the Notes could be called as early as the first Call Observation Date, the total return on the Notes could be limited to one year of Contingent Coupons. If the Notes are not called, you may be subject to the full downside performance of the Lesser Performing Reference Stock even though your potential return is limited to the Contingent Coupon Rate. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Reference Stocks.

P- 7	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing Three Exchange Traded Funds, Due January 24, 2020
•
Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are Royal Bank’s senior unsecured debt securities. As a result, your receipt of the Contingent Coupons, if payable, and the amount due on any relevant payment date is dependent upon Royal Bank’s ability to repay its obligations on the applicable payment dates. This will be the case even if the prices of the Reference Stocks increase after the Trade Date. No assurance can be given as to what our financial condition will be during the term of the Notes.

•
There May Not Be an Active Trading Market for the Notes-Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so. RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

•
The Initial Estimated Value of the Notes Will Be Less than the Price to the Public — The initial estimated value set forth on the cover page and that will be set forth in the final pricing supplement for the Notes does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the prices of the Reference Stocks, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value of the Notes on the Cover Page of this Terms Supplement and that We Will Provide in the Final Pricing Supplement Are Estimates Only, Calculated as of the Time the Terms of the Notes Are Set — The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimates are based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
•
Market Disruption Events and Adjustments — The payment at maturity, each Call Observation Date, Coupon Observation Date and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

•
Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the securities included in or represented by the Reference Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the share price or prices, as applicable, of the Reference Stocks, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the securities included in or represented by the Reference Stocks, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of

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Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing Three Exchange Traded Funds, Due January 24, 2020
our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we, and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Stocks or securities included in or represented by the Reference Stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the share price or prices, as applicable, of the Reference Stocks, and, therefore, the market value of the Notes.
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Owning the Notes Is Not the Same as Owning the Securities Represented by the Reference Stocks — The return on your Notes is unlikely to reflect the return you would realize if you actually owned shares of the Reference Stocks, or the securities represented by the Reference Stocks. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on these securities during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of these securities may have. Furthermore, the Reference Stocks may appreciate substantially during the term of the Notes, while your potential return will be limited to the applicable Contingent Coupon payments.

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You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Stocks — In the ordinary course of their business, our affiliates may have expressed views on expected movement in the Reference Stocks or the equity securities that they represent, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to any Reference Stock may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the Reference Stocks from multiple sources, and you should not rely solely on views expressed by our affiliates.

Additional Risks Relating to Exchange Traded Funds
•
Each Reference Stock and its Underlying Index Are Different — The performance of each Reference Stock may not exactly replicate the performance of its underlying index, because each Reference Stock will reflect transaction costs and fees that are not included in the calculation of its underlying index. It is also possible that the performance of the each Reference Stock may not fully replicate or may in certain circumstances diverge significantly from the performance of its underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in such Reference Stock or due to other circumstances. Each Reference Stock may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to its underlying index and in managing cash flows.

During periods of market volatility, securities underlying each Reference Stock may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of a Reference Stock and the liquidity of a Reference Stock may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Reference Stock. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Reference Stock. As a result, under these circumstances, the market value of shares of such Reference Stock may vary substantially from the net asset value per share of such Reference Stock. For all of the foregoing reasons, the performance of each Reference Stock may not correlate with the performance of its underlying index as well as the net asset value per share of such Reference Stock, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce your payment at maturity.
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Management Risk — The Reference Stocks are not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, each Reference Stock, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of its underlying index by investing in a portfolio of securities that generally replicate its underlying index. Therefore, unless a specific security is removed from its underlying index, the Reference Stock generally would not sell a security because the security’s issuer was in financial trouble. In addition, each Reference Stock is subject to the risk that the investment strategy of its investment advisor may not produce the intended results.

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The Policies of the Reference Stocks’ Investment Adviser Could Affect the Amount Payable on the Notes and Their Market Value — The policies of the Reference Stocks’ investment adviser concerning the management of the Reference Stocks, additions, deletions or substitutions of the securities held by the Reference Stocks could affect the market price of shares of the Reference Stocks and, therefore, the amount payable on the Notes on the maturity date and the market value of the Notes before that date. The amount payable on the Notes and their market value could also be affected if the Reference Stocks’ investment adviser changes these policies, for example, by changing the manner in which it manages the Reference Stocks, or if the Reference Stocks’ investment adviser discontinues or suspends maintenance of the Reference Stocks, in

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Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing Three Exchange Traded Funds, Due January 24, 2020
which case it may become difficult to determine the market value of the Notes. The Reference Stocks’ investment advisers have no connection to the offering of the Notes and have no obligations to you as an investor in the Notes in making its decisions regarding the Reference Stocks.
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Changes that Affect Each Underlying Index Will Affect the Market Value of the Notes and the Payments on the Notes — The policies of the applicable index sponsor for each underlying index, concerning the calculation of each underlying index, additions, deletions or substitutions of the components of each underlying index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in each underlying index and, therefore, could affect the share price of the Reference Stocks, the amounts payable on the Notes, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if the relevant sponsors change these policies, for example, by changing the manner in which it calculates the applicable index, or if such sponsor discontinues or suspends the calculation or publication of an index.

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The Securities Composing the Underlying Index of Each Reference Stock Are Concentrated in One Sector — All of the securities included in each Reference Stock are issued by companies in a single sector, namely, energy and financials, as applicable.  As a result, the securities that will determine the performance of each Reference Stock and the level of its underlying index, which the Reference Stock seeks to replicate, are concentrated in one sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the securities composing an underlying index, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in companies in these market sectors. Accordingly, by investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors

P- 10	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing Three Exchange Traded Funds, Due January 24, 2020
INFORMATION REGARDING THE REFERENCE STOCKS
Information provided to or filed with the SEC by the Reference Stocks under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not participated in the preparation of, or verified, such publicly available information.  None of the forgoing documents or filings are incorporated by reference in, and should not be considered part of, this document.
The following information regarding the Reference Stocks is derived from publicly available information.
We have not independently verified the accuracy or completeness of reports filed by the Reference Stocks with the SEC, information published by them on their websites or in any other format, information about them obtained from any other source or the information provided below.
The Notes are not sponsored, endorsed, sold or promoted by the investment adviser. Each investment adviser makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Each investment adviser has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.
We obtained the information regarding the historical performance of each Reference Stock set forth below from Bloomberg Financial Markets.
Each fund is an investment portfolio maintained and managed by SSFM. SSFM is the investment advisor to each of the separate investment portfolios, including the Basket Components, all of which are offered by the Select Sector SPDR Trust, a registered investment company.
Each fund utilizes a “replication” investment approach in attempting to track the performance of the applicable underlying index. The Basket Components typically invest in substantially all of the securities which comprise the applicable underlying index in approximately the same proportions as that index. Each fund will normally invest at least 95% of its total assets in the common stocks that comprise the applicable underlying index.
The Energy Select Sector SPDR® Fund
The XLE seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P® Energy Select Sector Index. The S&P® Energy Select Sector Index measures the performance of the energy sector of the U.S. equity market. The XLE is composed of companies whose primary line of business is directly associated with the energy sector. The XLE trades on the NYSE Arca under the ticker symbol “XLE.”
The Financial Select Sector SPDR® Fund
The XLF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P® Financial Select Sector Index. The S&P® Financial Select Sector Index measures the performance of the financial sector of the U.S. equity market. The XLF is composed of companies whose primary line of business is directly associated with the financial sector. The XLF trades on the NYSE Arca under the ticker symbol “XLF.”
The Health Care Select Sector SPDR® Fund
The XLV seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P® Technology Select Sector Index. The S&P® Health Care Select Sector Index measures the performance of the health care sector of the U.S. equity market. The XLV is composed of companies whose primary line of business is directly associated with the health care sector. The XLV trades on the NYSE Arca under the ticker symbol “XLV.”

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Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing Three Exchange Traded Funds, Due January 24, 2020
The S&P® Energy Select Sector Index and the S&P® Financial Select Sector Index
Eligibility Criteria for Index Components
The stocks included in each Select Sector Index are selected by Merrill Lynch acting as index sponsor, in consultation with Standard & Poor’s Financial Services LLC (“S&P”), from the universe of companies represented by the S&P 500® Index. S&P acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the nine Select Sector Indices together comprise all of the companies in the S&P 500® Index.
Index Maintenance
Each Select Sector Index was developed and is maintained in accordance with the following criteria:
•	Each of the component stocks in a Select Sector Index (the “SPDR Component Stocks”) is a constituent company of the S&P 500® Index.
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The nine Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to one and only one of the Select Sector Indices.

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Merrill Lynch, acting as the index sponsor, assigns each constituent stock of the S&P 500® Index to a Select Sector Index. Merrill Lynch, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of that company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index.

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S&P has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index. However, S&P plays only a consulting role in the Select Sector Indices.

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Each Select Sector Index is calculated by S&P using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that Select Sector Index. However, under certain conditions, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to certain Internal Revenue Code requirements.

Calculation of the Underlying Index
Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base−weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.
Merrill Lynch may at any time determine that a SPDR® Component Stock which has been assigned to one Select Sector Index has undergone a transformation in the composition of its business, and that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that Merrill Lynch notifies S&P that a SPDR® Component Stock’s Select Sector Index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes, and will implement the change in the affected Select Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable.
SPDR® Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

P- 12	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing Three Exchange Traded Funds, Due January 24, 2020
HISTORICAL INFORMATION
The graphs below set forth the information relating to the historical performance of the Reference Stocks. In addition, below the graphs are tables setting forth the intra-day high, intra-day low and period-end closing prices of the Reference Stocks. The information provided in these tables is for the four calendar quarters of 2012, 2013, 2014, 2015 and 2016, and the period from January 1, 2017 through January 4, 2017.
We obtained the information regarding the historical performance of the Reference Stocks in the graphs and tables below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of any Reference Stock should not be taken as an indication of its future performance, and no assurance can be given as to the prices of the Reference Stocks at any time. We cannot give you assurance that the performance of the Reference Stocks will result in any positive return on your initial investment.

P- 13	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing Three Exchange Traded Funds, Due January 24, 2020
Historical Information for the XLE
Below is a table setting forth the intra-day high, intra-day low and period-end closing prices of this Reference Stock. The information provided in the table is for the period from January 1, 2012 through January 4, 2017.
Period-Start Date	Period-End Date	High Intra-Day Price of this Reference Stock ($)	Low Intra-Day Price of this Reference Stock ($)	Period-End Closing Price of this Reference Stock ($)
1/1/2012	3/31/2012	76.49	68.75	71.73
4/1/2012	6/30/2012	72.99	61.11	66.37
7/1/2012	9/30/2012	77.35	64.64	73.48
10/1/2012	12/31/2012	75.19	67.78	71.44
1/1/2013	3/31/2013	80.13	72.00	79.32
4/1/2013	6/30/2013	83.95	73.53	78.36
7/1/2013	9/30/2013	85.74	78.35	82.88
10/1/2013	12/31/2013	88.53	81.33	88.51
1/1/2014	3/31/2014	89.59	81.78	89.06
4/1/2014	6/30/2014	101.51	88.24	100.10
7/1/2014	9/30/2014	100.96	90.06	90.62
10/1/2014	12/31/2014	91.05	72.51	79.16
1/1/2015	3/31/2015	82.42	71.70	77.58
4/1/2015	6/30/2015	83.65	74.58	75.16
7/1/2015	9/30/2015	75.32	58.74	61.20
10/1/2015	12/31/2015	71.93	58.22	60.55
1/1/2016	3/31/2016	64.27	49.94	61.92
4/1/2016	6/30/2016	70.26	59.94	68.24
7/1/2016	9/30/2016	71.94	64.58	70.61
10/1/2016	12/31/2016	78.45	67.00	75.32
1/1/2017	1/4/2017	76.81	75.36	76.01
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.
The graph below illustrates the performance of this Reference Stock from January 1, 2012 to January 4, 2017, assuming an Initial Stock Price of $76.01 which was the closing price of this Reference Stock on January 4, 2017. The red line represents a hypothetical Coupon Barrier and Trigger Price of $49.41, which is equal to 65.00% of its closing price on January 4, 2017. The actual Coupon Barrier and Trigger Price will be based on the closing price of this Reference Stock on the Trade Date.

P- 14	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing Three Exchange Traded Funds, Due January 24, 2020
Historical Information for the XLF
Below is a table setting forth the intra-day high, intra-day low and period-end closing prices of this Reference Stock. The information provided in the table is for the period from January 1, 2012 through January 4, 2017.
Period-Start Date	Period-End Date	High Intra-Day Price of this Reference Stock ($)	Low Intra-Day Price of this Reference Stock ($)	Period-End Closing Price of this Reference Stock ($)
1/1/2012	3/31/2012	13.00	10.65	12.81
4/1/2012	6/30/2012	12.98	10.80	11.87
7/1/2012	9/30/2012	13.35	11.44	12.67
10/1/2012	12/31/2012	13.56	12.24	13.32
1/1/2013	3/31/2013	15.00	13.60	14.77
4/1/2013	6/30/2013	16.52	14.42	15.83
7/1/2013	9/30/2013	17.00	15.70	16.18
10/1/2013	12/31/2013	17.75	15.83	17.75
1/1/2014	3/31/2014	18.38	16.65	18.14
4/1/2014	6/30/2014	18.62	17.21	18.47
7/1/2014	9/30/2014	19.39	17.93	18.81
10/1/2014	12/31/2014	20.41	17.50	20.08
1/1/2015	3/31/2015	20.21	18.59	19.58
4/1/2015	6/30/2015	20.54	19.42	19.80
7/1/2015	9/30/2015	20.80	15.04	18.40
10/1/2015	12/31/2015	20.28	17.86	19.31
1/1/2016	3/31/2016	19.10	15.86	18.28
4/1/2016	6/30/2016	19.43	17.31	18.54
7/1/2016	9/30/2016	20.01	18.00	19.30
10/1/2016	12/31/2016	23.86	19.12	23.25
1/1/2017	1/4/2017	23.73	23.37	23.70
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.
The graph below illustrates the performance of this Reference Stock from January 1, 2012 to January 4, 2017, assuming an Initial Stock Price of $23.70, which was the closing price of this Reference Stock on January 4, 2017. The red line represents a hypothetical Coupon Barrier and Trigger Price of $15.41, which is equal to 65.00% of its closing price on January 4, 2017. The actual Coupon Barrier and Trigger Price will be based on the closing price of this Reference Stock on the Trade Date.

P- 15	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing Three Exchange Traded Funds, Due January 24, 2020
Historical Information for the XLV
Below is a table setting forth the intra-day high, intra-day low and period-end closing prices of this Reference Stock. The information provided in the table is for the period from January 1, 2012 through January 4, 2017.
Period-Start Date	Period-End Date	High Intra-Day Price of this Reference Stock ($)	Low Intra-Day Price of this Reference Stock ($)	Period-End Closing Price of this Reference Stock ($)
1/1/2012	3/31/2012	37.66	34.72	37.59
4/1/2012	6/30/2012	38.03	35.38	38.00
7/1/2012	9/30/2012	40.68	37.18	40.11
10/1/2012	12/31/2012	41.40	38.49	39.95
1/1/2013	3/31/2013	46.03	40.38	45.95
4/1/2013	6/30/2013	50.40	45.83	47.61
7/1/2013	9/30/2013	52.19	47.18	50.57
10/1/2013	12/31/2013	55.70	49.59	55.44
1/1/2014	3/31/2014	60.48	54.65	58.49
4/1/2014	6/30/2014	61.30	55.39	60.83
7/1/2014	9/30/2014	65.27	59.71	63.91
10/1/2014	12/31/2014	71.42	59.21	68.38
1/1/2015	3/31/2015	76.00	67.63	72.50
4/1/2015	6/30/2015	76.66	71.32	74.39
7/1/2015	9/30/2015	77.39	56.63	66.23
10/1/2015	12/31/2015	73.16	65.72	72.05
1/1/2016	3/31/2016	71.38	62.69	67.78
4/1/2016	6/30/2016	72.83	67.37	71.72
7/1/2016	9/30/2016	75.99	71.11	72.11
10/1/2016	12/31/2016	72.42	65.99	68.94
1/1/2017	1/4/2017	70.58	69.22	70.39
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.
The graph below illustrates the performance of this Reference Stock from January 1, 2012 to January 4, 2017, assuming an Initial Stock Price of $70.39 which was the closing price of this Reference Stock on January 4, 2017. The red line represents a hypothetical Coupon Barrier and Trigger Price of $45.75 which is equal to 65.00% of its closing price on January 4, 2017. The actual Coupon Barrier and Trigger Price will be based on the closing price of this Reference Stock on the Trade Date.

P- 16	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing Three Exchange Traded Funds, Due January 24, 2020
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated January 8, 2016 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2018. Accordingly, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Stocks or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Stocks or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We expect that delivery of the Notes will be made against payment for the Notes on or about January 25, 2017, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated January 8, 2016. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated January 8, 2016.
In the initial offering of the Notes, they will be offered to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this document.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

P- 17	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing Three Exchange Traded Funds, Due January 24, 2020
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Stocks.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value included in this terms supplement or in the final pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Stocks, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs. These factors result in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

P- 18	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing Three Exchange Traded Funds, Due January 24, 2020

EQUITY LINKED NOTE  I  RBC STRUCTURED NOTES GROUP Auto-Callable Contingent Coupon Barrier Notes Due January 24, 2020 Linked to the Lesser Performing of Three Exchange Traded Funds Reference Stocks: the Energy Select Sector SPDR® Fund (“XLE”), the Financial Select Sector SPDR® Fund (“XLF) and the Health Care Select Sector SPDR® Fund (“XLV”) Contingent Coupon Rate (Per Annum): 8.40% to 9.40%, to be determined on the Pricing Date. Trigger Level and Coupon Barrier: 65.00% Term: Three years Coupon Observation Dates: quarterly, beginning on April 20, 2017 Call Observation Dates, quarterly, beginning on January 22, 2018 (one year after the Issue Date) Any applicable payments will be made quarterly. Lesser Performing Reference Stock:  the lesser performing of the three exchange traded funds. INVESTMENT THESIS •Receive a Contingent Coupon if the closing price of each Reference Stock is at or above its Coupon Barrier on any quarterly Coupon Observation Date. •The notes will be automatically called at par plus the applicable Contingent Coupon on any quarterly Call Observation Date if the closing price of each Reference Stock is at or above its Initial Stock Price. •Subject to one-for-one loss of the principal amount at maturity for any percentage decrease in the Lesser Performing Reference Stock if the Lesser Performing Reference Stock is below its Trigger Price. KEY RISK FACTORS •The notes are subject to Royal Bank of Canada’s credit risk. •The notes are not principal protected. •You may not receive any Contingent Coupons during the term of the notes. •Your return on the notes is limited to the applicable Contingent Coupon payments. •The notes may be automatically called. •Your notes are likely to have limited liquidity. TAX •Each investor will agree to treat the notes as a pre-paid cash-settled contingent income-bearing derivative contract for U.S. federal income tax purposes, as described in more detail in the product supplement. ORDER DEADLINE •RBCCM will accept orders to purchase the notes until January 20, 2017 DETERMINING PAYMENT ON AN OBSERVATION DATE Yes Beginning on year after issuance, the notes will be automatically called.  You will receive your principal amount plus the relevant Contingent Coupon for the applicable Observation Date. No Is the closing price of each Reference Stock at or above its Coupon Barrier? Yes The notes will not be automatically called. However, you will receive the relevant Contingent Coupon for the applicable Observation Date. No The notes will not be automatically called and you will not receive the relevant Contingent Coupon for the applicable Observation Date. DETERMINING PAYMENT AT MATURITY Is the Final Stock Price of the Lesser Performing Reference Stock at or above its Trigger Price? Yes You will receive at maturity the principal amount plus the Contingent Coupon corresponding to the final Observation Date. No You will lose 1% of the principal amount of your notes for each 1% decline in the closing price of the Lesser Performing Reference Stock. Investors could lose some or all of their investment at maturity if there has been a decline in the price of either Reference Stock. CUSIP: 78012KYN1I PRICING DATE: Janaury 20, 2017IISSUE DATE: January 25, 2017